Exhibit 10.1

Farmland Partners Inc. 4600 S Syracuse Street Suite 1450 Denver, CO 80237	t (720) 452-3100 f (720) 398-3238 www.farmlandpartners.com

December 30, 2022

Murray R. Wise (via e-mil)

Dear Murray:

This letter agreement (this “Agreement”) is intended to document the terms of your continued employment and gradual retirement at Farmland Partners Inc., Farmland Partners Operating Partnership, LP, and FPI Agribusiness, Inc. (collectively, the “Company”).

Accordingly, we agree as follows:

1.   Term. The term of this Agreement (the “Term”) shall be from January 1, 2023, until December 31, 2025, unless earlier terminated as provided herein.

2.   Position and Duties. During the first 18 months of this Agreement (the “Initial Term”) of this Agreement, you will serve as the Chairman Emeritus of Murray Wise Associates, LLC, a wholly owned subsidiary of the Company (“MWA”). Your principal place of employment with the Company shall be in Champaign, Illinois, provided you may also work remotely, with MWA providing reimbursement for travel expenses to Champaign, Illinois up to $4,000 annually. During the Initial Term of this Agreement, you agree to focus your business time, energy, judgment, knowledge and skill to the performance of your duties with the Company, provided the foregoing will not prohibit you from (i) serving on the boards of directors of non-profit organizations, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing your personal investments and/or personal business as necessary, so long as such activities in the aggregate do not interfere or conflict with your duties hereunder or create a potential business or fiduciary conflict. Other activities may be conducted if approved in writing by the Company’s Chief Executive Officer.

3.   Compensation. During the Initial Term of this Agreement, you will receive a base salary at an annual rate of $120,000 (the “Base Salary”). You will also be eligible to receive additional compensation equal to fifteen percent (15%) of any commission received by MWA directly related to transactions generated by you (the “Employee Commission”). After the Initial Term expires, you may continue to earn compensation equal to twenty percent (20%) of any commission received by MWA directly related to transactions generated by you, in addition to reimbursement for related expenses incurred by you at the Company’s request (the “Independent Contractor Compensation”). Any services you provide following the Initial Term will be as an independent contractor and not an employee of the Company.

4.   Employee Benefits. During the Term, you may participate in any employee benefit plan that the Company offers to its employees, subject to satisfying the applicable eligibility requirements. In addition, for a period of 18 months following the Initial Term, the Company will reimburse you the full amount of COBRA premiums owed by you for the continuation of the employee benefit plans (including medical, dental and vision benefits) in place at the end of the Initial Term. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time. In addition, you will be reimbursed for all reasonable out-of-pocket business and entertainment expenses incurred by you during the Term of this Agreement in connection with the performance of your duties hereunder. These costs shall include, but are not limited, costs associated with the maintenance of your currently active real estate licenses (“License Expenses”). The Company agrees to continue to pay such License Expenses for an additional 5 years following the expiration of the Term.

5.   Termination. This Agreement shall terminate upon the expiration of the Term, unless earlier terminated for the following reasons: (a) by you, for any reason (including but not limited to death or disability); (b) by the Company, for cause, (which shall include your continued failure to substantially perform your duties, gross negligence in connection with the performance of your duties, a conviction or plea of guilty or nolo contendere of a felony, or your material breach of this Agreement or Company policy); or (c) by the Company, without cause. In the event of expiration of the Term, or earlier termination by you for any reason or by the Company for cause, the Company shall pay to you: (i) any unpaid Base Salary through the termination date; (ii) any Employee Commission earned and accrued but unpaid as of the termination date; (iii) any accrued but unused vacation time in accordance with Company policy; and (iv) reimbursement for any unreimbursed business expenses incurred through the termination date (collectively, sections 5(i) through (iv) shall be referred to as the “Accrued Benefits”), with neither you nor Company having any further obligations to the other under this Agreement, except for those provisions that expressly survive termination. If the Company terminates your employment without cause, the Company will pay to you the Accrued Benefits, your Base Salary in effect on the termination date, and any additional amounts agreed upon in writing to be paid to you by Company through the Term of this Agreement, paid in full in a lump sum within sixty (60) days after the date of termination, following your execution of a release to be provided to you by Company.

6.   Restrictive Covenants.

(a)   Your current obligation to protect the Company’s confidential information, including, but not limited to, the existence of and terms of this Agreement, will continue to apply to during and after the Term.

(b)   You and the Company agree not to make negative comments or otherwise disparage the other or the Company’s officers, directors, employees, shareholders, agents, partners or tenants.

(c)   You agree that during the Term of this Agreement you will not, directly or indirectly, own, manage, operate, control, be employed by or render services any person, firm, corporation or other entity, in whatever form, engaged in the business of owning, leasing, brokering, auctioning or managing agricultural real estate or in any other material business in which the Company or any of its affiliates is engaged on the termination date in any locale of any country in which the Company conducts business (each a “Competing Interest”); provided, however, nothing in this Agreement shall prohibit your direct or indirect involvement in a Competing Interest existing as of the date of this Agreement or any future Competing Interest made with the Company’s express consent during the Term. Following the Term, you agree that while there will be no similar covenant in place; however, should you refer business to MWA and FPI and you will be eligible to receive the Independent Contractor Compensation as set forth herein for any transactions generated by you.

(d)  In signing this Agreement, you give the Company assurance that you have carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 6 hereof. You agree that these restraints are necessary for the reasonable and proper protection of the Company.

7.   Miscellaneous. This Agreement constitutes the entire agreement between you and the Company with regard to this subject matter and replaces any prior agreement. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Colorado as applied to contracts made and to be performed entirely within Colorado.

If the foregoing accurately reflects our agreement, kindly sign and return to us.

Sincerely,

/s/ Paul A. Pittman
Paul A. Pittman
CEO and Chairman, Farmland Partners Inc., Farmland Partners Operating Partnership, LP, and FPI Agribusiness, Inc.

Acknowledged and agreed by:

/s/ Murray R. Wise
Murray R. Wise

Date: January 1, 2023